Exhibit 10.7

EXECUTION COPY

CREDIT SUISSE LOAN FUNDING LLC

CREDIT SUISSE AG

Eleven Madison Avenue

New York, NY 10010

CONFIDENTIAL

September 7, 2018

Project Boom

Senior Secured Term Facility

Commitment Letter

Concrete Pumping Merger Sub Inc.

28 W. 44th Street, Suite 501

New York, New York 10036

Attention: Tariq Osman

Ladies and Gentlemen:

You have advised Credit Suisse Loan Funding LLC (“CSLF”) and Credit Suisse AG (acting through such of its affiliates as it deems appropriate) (“CS AG”, together with CSLF, the “Initial Commitment Party”, and together with any other Commitment Party appointed as described below, collectively, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

1.	Commitments.

In connection with the Transactions contemplated hereby, CS AG (together with any other Initial Lender appointed as described below, collectively, the “Initial Lenders”) hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the Term Facility set forth opposite such Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), in each case, (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms attached as Exhibit B hereto (including Exhibit D referenced therein) (the “Term Sheet”) and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C hereto (such Exhibits A through D, including the annexes thereto, together with this letter, collectively, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that:

(a)	CSLF, together with any other Term Lead Arranger appointed as described below, will act as joint lead arrangers and joint bookrunners for the Term Facility (acting in such capacities, the “Lead Arrangers”); and

(b)	CS AG will act as sole administrative agent and as sole collateral agent for the Term Facility (the “Term Agent”).

Except as set forth below, you agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in the Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid to obtain the commitments of the Lenders under the Term Facility unless you and we shall so reasonably agree; provided that CSLF will have “left” placement (the “Left Lead Arranger”) in any marketing materials or other documentation used in connection with the Term Facility and the other agents (or their affiliates, as applicable) for the Term Facility will be listed to the right of CSLF in an order determined by you in consultation with the Commitment Parties in any marketing materials or other documentation used in connection with the Term Facility.

Notwithstanding the foregoing, you may, on or prior to the date which is 15 business days after the Acceptance Date, appoint up to two additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers or confer other titles in respect of the Term Facility (any such agent, co-agent, lead arranger, bookrunner, manager, arranger or other titled institution, an “Additional Agent”) in a manner and with economics determined by you in consultation with the Left Lead Arranger (it being understood that (a) no Additional Agent shall be entitled to a greater percentage of the economics than the Initial Commitment Party, (b) you may not allocate more than 66.66% of the total economics in respect of the Term Facility to Additional Agents (or their affiliates), (c) each Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Term Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) in respect thereof, and Schedule 1 hereto shall be automatically amended accordingly as it pertains to the Term Facility and (d) to the extent you appoint (or confer titles on) any Additional Agent, the economics allocated to, and the commitment amounts of, each relevant Commitment Party in respect of the Term Facility will be proportionately reduced (or otherwise reduced in a manner agreed by you and us) by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation reasonably acceptable to you and us, and thereafter, such Additional Agent shall constitute a “Commitment Party,” “Initial Lender” and/or “Term Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letter).

3.	Syndication.

We intend to syndicate the Term Facility to a group of lenders identified by us in consultation with you and acceptable to you (it being understood and agreed that your consent may not be unreasonably withheld or delayed) (such lenders, the “Lenders”); it being understood and agreed that we will not syndicate to any Disqualified Institution (as defined below).

“Disqualified Institution” means:

(a)         (i) any person identified by you or the Sponsor to us in writing prior to the date hereof, (ii) any affiliate of any person described in clause (i) above that is reasonably identifiable based solely on the name of such affiliate and (iii) any other affiliate of any person described in clause (i) above that is identified in a written notice to the Left Lead Arranger (or, after the Closing Date, the Term Agent, as applicable) after the date hereof (each such person, a “Disqualified Lending Institution”); and/or

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(b)         (i) any person that is a competitor of the Target and/or any of its subsidiaries (each such person, a “Competitor”) and/or any affiliate of any competitor, in each case that is identified by you or the Sponsor to us in writing prior to the date hereof, (ii) any Competitor that is identified in writing to the Left Lead Arranger (if after the date hereof and prior to the Closing Date) or the Term Agent, as applicable (if after the Closing Date), (iii) any affiliate of any person described in clauses (i) and/or (ii) above (other than any bona fide debt fund affiliate) that is reasonably identifiable based solely on the name of such affiliate) and (iv) any other affiliate of any person described in clauses (i), (ii) and/or (iii) above that is identified by a written notice to the Left Lead Arranger (or, after the Closing Date, the Term Agent, as applicable) after the date hereof (it being understood and agreed that no bona fide debt fund affiliate of any Competitor may be designated as Disqualified Institution pursuant to this clause (iv));

provided that no written notice delivered pursuant to clauses (a)(iii), (b)(ii) and/or (b)(iv) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans.

Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender, other than in connection with any assignment to an Additional Agent upon designation of such Additional Agent as an Initial Lender and the execution and delivery by such Additional Agent of customary joinder documentation, in each case pursuant to Section 2 hereof of the amount allocated to such Additional Agent, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Term Facility on the Closing Date if the conditions set forth on Exhibit D hereto are satisfied or waived) in connection with any syndication, assignment or other transfer until after the initial funding of the Term Facility on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of any Initial Lender’s commitments in respect of the Term Facility until the initial funding of the Term Facility on the Closing Date and (c) unless you agree in writing in your sole discretion, each Initial Lender, each Commitment Party and each Lead Arranger shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts with respect to the Term Facility promptly and from the Acceptance Date (as defined below) until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 45 days after the Closing Date (the “Syndication Period”), and you agree to assist (and to use your commercially reasonable efforts to cause the Target to assist) the Lead Arrangers in completing a syndication of the Term Facility that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and those of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, the Target, (b) facilitating direct contact between appropriate members of senior management of you, on the one hand, and the proposed Lenders, on the other hand (and using your commercially reasonable efforts to ensure such contact between non-legal advisors of you and appropriate members of senior management and non-legal advisors of the Target, on the one hand, and the proposed Lenders, on the other hand, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement), in all cases at times and locations to be mutually agreed upon, (c) your and the Sponsor’s assistance and provision of information for use (and using your commercially reasonable efforts to cause the Target to assist and provide information for use, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement) in the preparation of a customary confidential information memorandum (the “CIM”) and other customary marketing materials to be used in connection with the syndication of the Term Facility, (d) the hosting, with the Lead Arrangers, of meetings (or, if you and we shall agree, conference calls in lieu of any such meetings) of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed reasonably necessary by the Lead Arrangers) at times and locations to be mutually agreed (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, using your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings), (e) during the Syndication Period, your ensuring that there is no competing issuance or incurrence of debt securities or bank financing by or on behalf of Holdings, the Borrower or their respective subsidiaries and your using commercially reasonable efforts to ensure that there are no competing issuances or incurrences of debt securities or bank financing by and on behalf of the Target or its subsidiaries announced, offered, placed or arranged (other than, for the avoidance of doubt, (A) the Term Facility, (B) the ABL Facility and (C) the Permitted Surviving Debt), in each case that could reasonably be expected to materially impair the primary syndication of the Term Facility (it being understood and agreed that the Target and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital leases, purchase money and equipment financings, together with any replacement, renewal and extension thereof, in each case, will not be deemed to materially impair the primary syndication of the Term Facility) and (f) using your commercially reasonable efforts to obtain public corporate credit or public corporate family ratings, as applicable, of the Borrower and public ratings (but not specific ratings) for the Term Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), a subsidiary of S&P Global Inc., prior to the commencement of the Marketing Period (it being understood that obtaining such ratings is in no event a condition to the commitments hereunder). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of any of the Term Facility, nor obtaining ratings for the Term Facility, shall constitute a condition precedent to the availability and initial funding of the Term Facility on the Closing Date.

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The Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to your consent rights set forth in the first paragraph of this Section 3 and your rights of appointment set forth in Section 2), all aspects of the syndication, including decisions as to the selection of prospective Lenders to be approached (which may not be Disqualified Institutions) and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Lead Arrangers will make available customary marketing materials (the “Information Materials”), including a CIM (containing customary language exculpating Holdings, you, the Sponsor, the Target, your and their respective affiliates, and the Commitment Parties and their respective affiliates with respect to any liability related to the use of the contents of the Public Package (as defined below)) and a customary lenders’ presentation to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar secure electronic system (the “Platform”) and (b) certain of the prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information within the meaning of the United States federal or state securities laws with respect to Holdings, the Borrower, the Target, their respective subsidiaries, or the respective securities of any of the foregoing (“MNPI”) (each, a “Public Lender” and, collectively, the “Public Lenders”)). At the request of the Lead Arrangers, you agree to assist and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to use commercially reasonable efforts to cause the Target to assist us in preparing an additional version of the information package and presentation consisting exclusively of information and documentation with respect to Holdings, the Borrower, the Target, their respective subsidiaries, the respective securities of any of the foregoing that is either information of a type that would be made publicly available if Holdings, the Borrower or the Target were to become public reporting companies or not material with respect to Holdings, the Borrower, the Target, your and their respective subsidiaries, any of their respective securities for purposes of United States federal or state securities laws (and is not otherwise MNPI) (the “Public Package”). It is understood that in connection with your assistance described above, customary authorization letters will be included in the CIM that (i) authorize the distribution of the CIM to prospective Lenders, (ii) confirm that the Public Package does not include MNPI or any information of a type that would not be publicly available if Holdings, the Borrower, or the Target were public reporting companies and (iii) contain a customary “10b-5 representation”. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all prospective Lenders (other than Disqualified Institutions), including prospective Public Lenders (except to the extent you notify us in writing to the contrary prior to distribution and provided that you have been given a reasonable opportunity to review such documents and comply with applicable disclosure obligations), subject to confidentiality and other provisions of this Commitment Letter: (i) the Term Sheet, (ii) drafts and final definitive documentation with respect to the Term Facility, (iii) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as lender meeting invitations, allocations and funding and closing memoranda) and (iv) notifications of changes in the terms of the Term Facility. You also agree, at our request, to identify (or, in the case of information relating to the Target and its subsidiaries, use commercially reasonable efforts to identify) information to be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”, it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”. We shall be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated for Public Lenders.

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4.	Information.

You hereby represent that to your knowledge with respect to the Target and its subsidiaries, (a) all written information concerning Holdings, the Borrower and their respective subsidiaries and the Target and its subsidiaries (other than the projections, budgets, estimates, other forward-looking and/or projected information (collectively, the “Projections”) and information of a general economic or industry-specific nature) that has been or will be made available to any of us by Holdings, the Borrower or any of their respective representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (to your knowledge with respect to the Target and its subsidiaries) the representations in the preceding sentence remain true in all material respects; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and syndicating the Term Facility, we may use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of any such representation or supplement shall not constitute a condition precedent to the availability and/or initial funding of the Term Facility on the Closing Date.

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5.	Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

6.	Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Holdings, the Borrower, the Target and their respective subsidiaries and their respective businesses, the accuracy of which shall be a condition to the availability and initial funding of the Term Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target, their subsidiaries or their respective businesses in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate have the right (giving effect to applicable cure provisions) to terminate your (or its) obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the conditions set forth on Exhibit C hereto are satisfied (or waived by us) (it being understood and agreed that to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheet, (i) the perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) and (ii) a pledge of the equity interests of the Borrower and the Subsidiary Guarantors with respect to which a lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate) to the extent (other than in the case of stock or equivalent certificates of Industrea Merger Sub (as defined in Exhibit B hereto)) such certificates are delivered to you under the Merger Agreement prior to the Closing Date (after your use of commercially reasonable efforts to obtain such certificates)), after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial funding of the Term Facility on the Closing Date but may instead be delivered and/or perfected within 90 days (or such longer period as the Term Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably) and (c) the only conditions (express or implied) to the availability of the Term Facility on the Closing Date are those expressly set forth on Exhibit C hereto, and such conditions shall be subject in all respects to the provisions of this paragraph.

For the avoidance of doubt, your compliance with your obligations under this Commitment Letter and/or the Fee Letter, other than your satisfaction (or procurement of a waiver) solely of the conditions described on Exhibit C hereto, is not a condition to the availability of the Term Facility on the Closing Date. The Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Term Facility in a manner consistent with the Merger Agreement.

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For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors set forth in the applicable Credit Documentation relating to: organizational existence of the Loan Parties; organizational power and authority (as they relate to due authorization, execution, delivery and performance of the applicable Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the relevant Credit Documentation by the Loan Parties, and enforceability of the relevant Credit Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C hereto); no conflicts of the Credit Documentation (limited to the execution, delivery and performance by the Borrower and Guarantors of the Credit Documentation, incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with the organizational documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the Term Facility not in violation of OFAC, FCPA and other anti-terrorism, anti-bribery and anti-money laundering laws; and the creation, validity and perfection of security interests (subject in all respects to security interests and liens permitted under the Credit Documentation and to the foregoing provisions of this paragraph and the provisions of the immediately preceding paragraph). This Section 6 and the provisions contained herein shall be referred to as the “Limited Conditionality Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives (each, together with their successors and assigns, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Facility, the use of the proceeds thereof and the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 30 days following written demand therefor for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole, in each such relevant jurisdiction)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter by, such indemnified person (or any of its Related Parties (as defined below)), or (ii) which have arisen from any dispute solely among indemnified persons which does not arise out of any act or omission of Holdings or the Borrower or any of their respective subsidiaries (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Lead Arranger or similar role under the Term Facility), and (b) if the Closing Date occurs, to reimburse each Commitment Party on the Closing Date (to the extent an invoice therefor is received by the third business day prior to the Closing Date (the “Invoice Date”) or, if invoiced after the Invoice Date, within 30 days following receipt of the relevant invoice, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, collateral appraisal expenses, applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one legal counsel to the Commitment Parties, taken as a whole (which fees, charges and disbursements, for the avoidance of doubt, shall be limited to those of the legal counsel identified in the Term Sheet that have been acting for the Lead Arrangers prior to the date hereof, and, if reasonably necessary, of one local counsel in any relevant material local jurisdiction to all such persons, taken as a whole), incurred in connection with the Term Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation).

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No indemnified person or any other party hereto shall be liable for any damages arising from the use by any person (other than such indemnified person (or its Related Parties) or any other party hereto) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent of damages arising from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties), or such other party hereto, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, the Sponsor, Holdings, the Borrower, the Investors, the Target or any of their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Term Facility (including the use or intended use of the proceeds of the Term Facility) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld or delayed), but if any such Proceeding is settled with your written consent, or if there is a judgment of a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against any indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability. For purposes hereof, “Related Party” means, with respect to any indemnified person, any (or all, as the context may require) of such indemnified person’s affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives.

8.	Sharing of Information, Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Commitment Parties shall have no responsibility or liability to you with respect thereto. Any review by the Commitment Parties of the Borrower, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates.

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You further acknowledge that the Commitment Parties are full-service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of their respective customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrower, the Target and other companies with which you, Holdings, the Borrower or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your subsidiaries, the Sponsor, any co-investor and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and those of the Target and its subsidiaries, the Target itself and the seller under the Merger Agreement, in each case, on a confidential basis (provided, that until after the Closing Date, with respect to the Target or their subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors, and at any time, with respect to the seller under the Merger Agreement, any disclosure of the Fee Letter or its contents shall be redacted in a manner to be mutually agreed), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, (i) to the extent permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) this Commitment Letter and the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder and the results of the exercise of any Flex Provision therein as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Term Facility or the ABL Facility, (ii) in any proxy statement or similar public filing related to the Acquisition and (iii) in connection with any public filing requirement, (e) the Term Sheet, including the existence and contents thereof, may be disclosed to any rating agency in connection with the Transactions (together with the results of the exercise of any Flex Provision in the Fee Letter and the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), (f) to the extent the Commitment Parties have consented to such proposed disclosure, and (g) after your acceptance hereof, (i) this Commitment Letter and the Fee Letter, including the existence and contents hereof and thereof, may be shared in consultation with the Lead Arrangers with potential Additional Agents on a confidential basis and (ii) the Term Sheet, including the existence and contents thereof (but not the Fee Letter), may be disclosed in consultation with the Lead Arrangers to any Lender or participant or prospective Lender or prospective participant and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and one year following the date on which this Commitment Letter has been accepted by you.

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The Commitment Parties shall use all information received by them in connection with the Transaction and the related transactions (including any information obtained by them based on a review of any books and records relating to Holdings, the Borrower or the Target or any of their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Lender or participant or prospective Lender or participant (in each case, other than any Disqualified Institution), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to such Commitment Party’s affiliates and to the directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors of such Commitment Party and such Commitment Party’s affiliates (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided that such Commitment Party shall be responsible for its affiliates’ and its and its affiliates’ Representatives’ compliance with this paragraph; (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter or to the extent that such information (I) is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective subsidiaries, or any of your or their respective affiliates or (II) was already in such Commitment Party’s possession (except to the extent received in a manner that would be restricted by the immediately preceding clause (I)) or is independently developed by such Commitment Party based exclusively on information that disclosure of which would not otherwise be restricted by this paragraph, (f) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap, total return swap, total rate of return swap or similar derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (in each case, other than to a Disqualified Institution), and (g) subject to your prior approval of the information to be disclosed, to Moody’s or S&P in connection with obtaining a rating contemplated pursuant to this Commitment Letter and/or the Credit Documentation, as applicable, on a confidential basis; provided, further, that the disclosure of any such information pursuant to clauses (a) and (f) above shall be made subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Lead Arranger, including, without limitation, as set forth in the CIM or other marketing materials) in accordance with the standard syndication processes of the Lead Arrangers or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The provisions of this paragraph (other than with respect to the confidentiality of the Fee Letter) shall automatically terminate on the date that is one year following the date of this Commitment Letter unless earlier superseded by the relevant Credit Documentation. Notwithstanding anything in Section 9 to the contrary, following the closing of the Transactions, and in each case at the Commitment Parties’ expense, the Commitment Parties may (i) subject to your prior approval (not to be unreasonably withheld or delayed), place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describing only the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions). This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Term Facility.

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10.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except (x) by you to one or more of your affiliates that is a “shell” company organized under the laws of the United States controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition prior to or substantially concurrently with (and to the Target substantially concurrently with) the consummation of the closing of the Acquisition and (y) by us as expressly contemplated under Section 2 and Section 3 above), without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 7 above, the indemnified persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly provided in Section 7 above, the indemnified persons. Subject to Section 3 above, each Commitment Party reserves the right to assign its obligations to any affiliate thereof (other than Disqualified Institutions) or to employ the services of its affiliates in fulfilling its obligations contemplated hereby; it being understood that any such affiliate shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder; provided that (a) no Commitment Party shall be relieved of any obligation hereunder in the event that any affiliate to which it has assigned its obligations or through which it performs its obligations hereunder fails to perform the same in accordance with the terms hereof and (b) the assigning Commitment Party shall be responsible for any breach by any such affiliate of the obligations hereunder that are applicable to it. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Term Facility and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

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This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, (whether in tort, contract (at law or in equity) or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or its obligations under the Merger Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably agrees to waive, to the fullest extent permitted by applicable law, all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Acquisition, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the commitments to fund the Term Facility are subject only to the applicable conditions set forth on Exhibit C hereto; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of any of the Term Facility.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

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The Fee Letter and the compensation, indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process, venue and syndication provisions (including the Flex Provisions) contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation is executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than your obligations with respect to (a) information and the syndication of the Term Facility, which shall survive only until the later of the expiration of the Syndication Period and the Closing Date, at which time such obligations shall terminate and be of no further force and effect, and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the applicable Credit Documentation to the extent covered therein) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time; provided further, (i) the relevant provisions of the Credit Documentation (to the extent corresponding provisions are included in such documentation) shall supersede the indemnification and expenses provisions of Section 7 and (ii) at the time of execution of the Credit Documentation you shall be released from the indemnification and expenses provisions of Section 7 and shall have no further liability or obligation pursuant to this Commitment Letter to reimburse an indemnified person for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement.

Subject to the preceding sentence, you may terminate this Commitment Letter (in whole but not in part as to the Term Facility) upon written notice to the Initial Lenders at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer (such date of acceptance, the “Acceptance Date”) as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on September 7, 2018. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the date of the termination of the Merger Agreement by you or with your written consent in each case prior to the closing of the Acquisition, (b) the date of the closing of the Acquisition without the use of the applicable Term Facility and (c) March 13, 2019, 20191, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension.

[Remainder of page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Hayes Smith
Name: Hayes Smith
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

[Signature Page to Commitment Letter (Project Boom)]

Concrete pumping merger sub inc.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: President

[Signature Page to Commitment Letter (Project Boom)]

SCHEDULE 1

TERM FacilitY Commitments

Lender	Term Facility
CS AG	100%
Total:	100%

EXHIBIT A

PROJECT BOOM

Transaction Summary

Concrete Pumping Holdings Acquisition Corp., a Delaware corporation (“Holdings”) intends, directly or indirectly, to acquire (the “Acquisition”) Concrete Pumping Holdings, Inc., a Delaware corporation (the “Target”), all as set forth in the Merger Agreement (as defined on Exhibit C hereto).

Holdings, Industrea Acquisition Corp., a Delaware corporation (the “Buyer”), Concrete Pumping Intermediate Acquisition Corp., a Delaware corporation (“Intermediate Holdings”), Concrete Pumping Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate Holdings (“Merger Sub”), Industrea Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Industrea Merger Sub”), will enter into the Merger Agreement with the Target, pursuant to which (i) Merger Sub will merge with and into the Target; and (ii) Industrea Merger Sub will merge with and into the Buyer, in each case in the manner set forth therein.

The Buyer was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses, and in connection therewith, the Buyer now seeks to consummate the Acquisition. In accordance with its certificate of incorporation, the Buyer will seek shareholder approval of the Acquisition at a meeting called for such purpose in connection with which shareholders will have the right to redeem their shares of Class A common stock of the Buyer, regardless of whether they vote for or against the Acquisition, for cash equal to their pro rata share of the aggregate amount then on deposit in the Buyer’s trust account calculated as of two business days prior to the consummation of the Acquisition.

In connection therewith, it is intended that:

1.          Holdings will enter into one or more subscription agreements with certain institutional and accredited investors and other investors identified to the Lead Arrangers prior to the Closing Date (the “Closing Date Investors”) and consummate transactions on the Closing Date (including “private investment in public equity” transactions and transactions that “backstop” redemptions by the Buyer’s shareholders), pursuant to which the Closing Date Investors will purchase shares of common stock or convertible preferred or other equity (which such convertible preferred or other equity shall be reasonably satisfactory to the Lead Arrangers; provided, it is agreed that the preferred equity contemplated to be issued by Holdings to one or more funds and accounts of Nuveen Alternatives Advisors, LLC pursuant to the Subscription Agreement, dated as of the date hereof and as in effect on the date hereof, between Holdings and Nuveen Alternatives Advisors, LLC (on behalf of one or more of its funds and accounts) and the related term sheet as in effect on the date hereof, is reasonably satisfactory to the Lead Arrangers) of Holdings for an aggregate purchase price of not less than $25,000,000 (the “Closing Date Investor Equity Contribution”).

2.          Argand Partners LP, and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor” and together with the Closing Date Investors, the rollover investors and all other co-investors at the closing, collectively, the “Investors”) will purchase a number of shares of Holdings’ common stock or convertible preferred or other equity (which such convertible preferred or other equity shall be reasonably satisfactory to the Lead Arrangers) for an aggregate purchase price not less than $27,400,000.00 (the foregoing, together with the Closing Date Investor Equity Contribution, the “Equity Contributions”).

Transaction Summary

Exhibit A – Page 1

3.          The Equity Contributions will be made in cash in an aggregate amount that, when taken together with the cash held in trust by the Buyer in the aggregate amount of approximately $234,600,000 (less any redemptions by the Buyer’s shareholders) (the “Buyer Trust Funds”) (it being understood and agreed that redemptions by the Buyer’s shareholders will first reduce the amount of cash transferred to the consolidated balance sheet of Holdings on the Closing Date) and the fair market value (with fair market value deemed to be the actual redemption price of such equity as of the Closing Date (but not less than $10.20 per share)) of the equity of the Target’s existing direct or indirect equity holders and/or members of management that will be retained, rolled over, converted or re-invested as shares of Holdings’ common stock or convertible preferred or other equity (which such convertible preferred or other equity shall be reasonably satisfactory to the Lead Arrangers), if any, on the Closing Date (the “Rollover Equity”) will constitute an aggregate amount not less than 37.5% (the “Minimum Equity Contribution Percentage”) of the sum of (A) the gross proceeds of the Term Loans made on the Closing Date, (B) the proceeds of loans incurred under the ABL Facility incurred on the Closing Date used to finance a portion of the Transactions (excluding, in the case of clause (A) and (B), the proceeds of any Term Loans or loans under the ABL Facility to fund original issue discount (“OID”) or upfront fees as a result of the application of the Flex Provisions (as defined in the Fee Letter), (C) the Equity Contributions, (D) the Buyer Trust Funds and (E) the Rollover Equity.

4.          The Borrower will obtain (i) a $350,000,000 senior secured term loan B facility (subject to increase pursuant to the Flex Provisions) on the terms set forth in Exhibit B to the Commitment Letter and (ii) a 5-year asset based revolving credit facility in an aggregate committed amount of up to $60,000,000 on the terms set forth in the Commitment Letter, dated as of the date hereof, between Wells Fargo Bank, National Association and the Borrower (the “ABL Commitment Letter”) (the “ABL Facility”);

5.          Prior to, or substantially contemporaneously with the consummation of, the Acquisition, all existing third party indebtedness for borrowed money of the Target and its subsidiaries, including the Existing Target Indebtedness (as defined below), will be repaid, redeemed, defeased, discharged or terminated and, as applicable, all commitments, guarantees, liens and security interests thereunder will be terminated (the “Refinancing”), other than (i) indebtedness permitted to remain outstanding after the Closing Date under the Merger Agreement, and (ii) certain other indebtedness that the Borrower and the Lead Arrangers reasonably agree may remain outstanding after the Closing Date (in each case, together with any replacements, extensions and renewals of such indebtedness that matures or will be terminated on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”).

6.          The proceeds of the Equity Contributions, the Buyer Trust Funds, the Rollover Equity, the Term Facility, and the ABL Facility incurred on the Closing Date will be applied to fund the consideration for the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any OID and/or upfront fees (the “Transaction Costs”).

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver by the Lead Arrangers of the conditions set forth on Exhibit C.

Exhibit A – Page 2

In addition, for purposes hereof, “Existing Target Indebtedness” means outstanding loans, commitments and notes under (i) that certain Amended and Restated Credit Agreement, dated August 18, 2014, by and among Wells Fargo Bank, National Association, the Lenders (as defined therein), Concrete Pumping Intermediate Holdings, LLC (“Inter HoldCo”), as Parent, Brundage-Bone Concrete Pumping, Inc. (“BBCP”) (as-successor-in-interest to BB Merger Sub Inc. (“BB Merger Sub”)), as borrower, and Eco-Pan, Inc. (“Eco-Pan”) (as successor-in-interest to EP Merger Sub, Inc. (“EP Merger Sub”)), as borrower, (ii) that certain Indenture for 10.375% Senior Secured Notes Due 2021, dated as of August 18, 2014, by and among BBCP (as-successor-in-interest to BB Merger Sub), Inter HoldCo, as guarantor, Eco-Pan (as successor-in-interest to EP Merger Sub), as guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, (iii) that certain Indenture for 10.375% Senior Secured Notes Due 2023, dated as of September 8, 2017, by and among BBCP, Inter HoldCo, as guarantor, Eco-Pan, as guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, (iv) that certain revolving multicurrency credit facility with Wells Fargo Capital Finance (U.K.) Limited, dated as of November 17, 2016, entered into by Camfaud Group Limited (“U.K. Holdco”), Camfaud Concrete Pumps Limited, South Coast Concrete Pumping Limited, Premier Concrete Pumping Limited and Reilly Concrete Pumping Limited and (v) that certain Loan Note Instrument, dated as of July 3, 2017, with U.K. Holdco as the issuer.

Exhibit A – Page 3

EXHIBIT B

PROJECT BOOM

TERM FACILITY

SUMMARY OF TERMS

Set forth below is a summary of the principal terms for the Term Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A, or C (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	Initially, Merger Sub, and following consummation of the Transactions, the Target.

Guarantors:	All obligations of the Borrower under the Term Facility, the “Borrower Obligations”) will be unconditionally guaranteed on a senior basis (the “Term Guaranty”) by (x) Holdings, (y) Intermediate Holdings and (z) each of the Borrower’s wholly-owned domestic Restricted Subsidiaries (the entities described in this clause (z), the “Subsidiary Guarantors”; and the Subsidiary Guarantors, together with Holdings and Intermediate Holdings, collectively, the “Guarantors”; and the Guarantors, together with the Borrower, collectively, the “Loan Parties”), other than (collectively, the “Excluded Subsidiaries”):

(a)	any subsidiary that, as of the last day of the fiscal quarter of Borrower most recently ended for which financial statements are internally available, did not have assets with a value in excess of 2.5% of consolidated total assets (to be defined in a manner consistent with the Documentation Considerations) or revenues representing in excess of 2.5% of total revenues of Borrower and its Restricted Subsidiaries on a consolidated basis as of such date; provided that all such subsidiaries, taken as a whole, shall not have assets with a value in excess of 5.0% of consolidated total assets or revenues representing in excess of 5.0% of total revenues of Holdings and its Restricted Subsidiaries on a consolidated basis as of such date (“Immaterial Subsidiaries”),

(b)	any subsidiary (i) that is prohibited from providing a Guaranty by (A) any law or regulation or (B) any contractual obligation that, in the case of this clause (B), exists on the Closing Date or at the time such subsidiary becomes a subsidiary (and was not entered into in contemplation thereof), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty (unless such consent, approval, license or authorization has been obtained) or (iii) where the provision of a Guaranty would result in material adverse tax consequences as reasonably determined by the Borrower (in consultation with the Agent (as defined below),

Term Sheet – Term Facility

Exhibit B – Page 1

(c)	any direct or indirect domestic subsidiary that has no material assets other than the capital stock and, if applicable, indebtedness of one or more CFCs (as defined below) (a “CFC Holdco”),

(d)	any domestic subsidiary that is a direct or indirect subsidiary of (i) a Foreign Subsidiary that is a CFC or (ii) a CFC Holdco,

(e)	not-for-profit subsidiaries or captive insurance subsidiaries,

(f)	solely in the case of any obligation under any secured hedging agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act (after giving effect to a customary “keepwell” provision applicable under the Guaranty), any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act,

(g)	any subsidiary to the extent that the burden or cost of providing a Guaranty outweighs the benefit afforded thereby as reasonably agreed by the Borrower and the Agent.

Notwithstanding the foregoing, except with respect to any Restricted Subsidiary of the Borrower that is organized in the U.K. and is a borrower or provides a guaranty under the ABL Facility, (i) no borrower or guarantor under the ABL Facility shall constitute an Excluded Subsidiary and (ii) each borrower or guarantor under the ABL Facility (other than the Borrower) shall be a Guarantor under the Term Facility.

For purposes of the Credit Documentation, (a) “Foreign Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, (b) “CFC” means a “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended, and (c) “Restricted Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary (as defined below).

Joint Lead Arrangers and Joint Bookrunners:	Credit Suisse Loan Funding LLC and any other Lead Arranger appointed pursuant to the Commitment Letter will act as joint lead arrangers and joint bookrunners for the Term Facility (in such capacity, the “Lead Arrangers”).

Term Sheet – Term Facility

Exhibit B – Page 2

Administrative Agent and Collateral Agent:	Credit Suisse AG (acting through such affiliates or branches as it deems appropriate) will act as the sole and exclusive administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, but excluding Disqualified Institutions, arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, and together with any party that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “Lenders”).

Type and Amount:	A term loan facility (the “Term Facility”) in an aggregate principal amount of $350.0 million (subject to increase pursuant to the Flex Provisions) (the loans thereunder, the “Term Loans”).

Amortization:	Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the Term Loans shall be repayable in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the Term Loans, with the balance payable on the Maturity Date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Maturity:	The date which is 7 years following the Closing Date (the “Maturity Date”).

Use of Proceeds:	The proceeds of the Term Loans will be used to finance a portion of the Transactions (including the Refinancing, and payment of the Transaction Costs).

Incremental Term Facility:	The Borrower will have the right, from time to time, on one or more occasions, to add one or more incremental term facilities and/or increase the Term Facility (each, an “Incremental Term Facility”) on terms and conditions agreed by the Borrower and the relevant Incremental Term Facility lenders in an aggregate outstanding principal amount not to exceed (without duplication):

(a)	the greater of $82 million and 100% of Consolidated EBITDA (as defined below) (the “Fixed Incremental Amount”) less the aggregate outstanding principal amount of all Incremental Equivalent Debt (as defined below) issued and/or incurred in reliance on this clause (a), plus

(b)	all voluntary prepayments, repurchases, redemptions and other retirements (including those pursuant to debt buybacks in an amount equal to the discounted amount actually paid in respect thereof) of the Term Loans, payments of the Term Loans utilizing the yank-a-bank provision, and voluntary prepayments of any other indebtedness secured on a pari passu basis with the initial Term Loans prior to such time (in the case of any revolving credit facilities, including the ABL Facility, to the extent accompanied by a permanent reduction of the corresponding commitment) (excluding prepayments with the proceeds of long-term indebtedness (other than proceeds of revolving indebtedness)), plus

Term Sheet – Term Facility

Exhibit B – Page 3

(c)	an unlimited amount (the “Incremental Incurrence-Based Component”) so long as, in the case of this clause (c), after giving effect to the relevant Incremental Term Facility, (1) if such Incremental Term Facility is secured by a lien on the Term Priority Collateral that is pari passu with the lien securing the Term Facility, the First Lien Leverage Ratio (as defined below) does not exceed the First Lien Leverage Ratio on the Closing Date (or, in the case of any such Incremental Term Facility that is incurred to finance a Permitted Acquisition or other permitted investment, the First Lien Leverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination), (2) if such Incremental Term Facility is secured by a lien on the Term Priority Collateral that is junior to the lien securing the Term Facility, the Secured Leverage Ratio (as defined below) does not exceed the Secured Leverage Ratio on the Closing Date plus 0.25:1.00 (or, in the case of any such Incremental Term Facility that is incurred to finance a Permitted Acquisition or other permitted investment, the Secured Leverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination) or (3) if such Incremental Term Facility is unsecured, either (A) the Total Leverage Ratio (as defined below) does not exceed the Total Leverage Ratio on the Closing Date plus 0.50:1.0 (or, in the case of any such Incremental Term Facility that is incurred to finance a Permitted Acquisition or other permitted investment, the Total Leverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination) or (B) the Interest Coverage Ratio (as defined below) does not exceed 2.00:1.00 (or, in the case of any such Incremental Term Facility that is incurred to finance a Permitted Acquisition or any other permitted investment, the Interest Coverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination), in each case described in this clause (c), calculated on a pro forma basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Term Facility);

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Exhibit B – Page 4

provided, that, in each case, at the time of the addition thereof:

(i)	no event of default exists or would exist after giving effect thereto (provided that to the extent the proceeds of an Incremental Term Facility will be used to finance a Limited Condition Transaction, the lenders providing such Incremental Term Facility may agree to a “funds certain” provision that does not impose as a condition to funding thereof that no event of default exist at the time the transaction is consummated, in which case such condition shall be required to be satisfied on the date the applicable Limited Condition Transaction agreement is executed and effective or prepayment or restricted payment is declared, as applicable);

(ii)	any Incremental Term Facility will have a final maturity date no earlier than the then-existing Term Loan Maturity Date;

(iii)	the weighted average life to maturity applicable to each Incremental Term Facility shall not be shorter than the weighted average life to maturity of the then-existing Term Facility;

(iv)	the interest rate applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility and, in the case of any Incremental Term Facility incurred within 12 months of the Closing Date (other than any Incremental Term Facility maturing more than twelve (12) months after the maturity date of the initial Term Loans) that is pari passu with the initial Term Facility in right of payment and with respect to security, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the initial Term Facility unless the interest rate margin with respect to the initial Term Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Facility, minus, 0.50%; provided that in determining the applicable interest rate: (w) OID or upfront fees paid by the Borrower in connection with such Incremental Term Facility or the initial Term Facility (based on a 4-year average life to maturity or lesser remaining average life to maturity) shall be included, (x) any amendments to the Applicable Margin on the initial Term Facility that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Term Facility shall be included, (y) arrangement, commitment, structuring, underwriting fees and amendment fees paid or payable to the Lead Arrangers (or their affiliates) in their respective capacities as such in connection with the initial Term Facility or to one or more arrangers (or their affiliates) in their capacities as such (regardless of whether such fees are paid to or shared in whole in part with any lender) applicable to such Incremental Term Facility and any other fees not paid generally to all lenders ratably shall be excluded and (z) if such Incremental Term Facility includes any “LIBOR” interest rate floor greater than that applicable to the initial Term Facility and such floor is applicable to the initial Term Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase (but only to the extent an increase in the floor applicable to such initial Term Facility would cause an increase in the interest rate then in effect thereunder);

Term Sheet – Term Facility

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(v)	any Incremental Term Facility may rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Term Facility and, if secured, may not be secured by any assets other than the Collateral or may be unsecured (and to the extent subordinated in right of payment or security, subject to intercreditor arrangements reasonably satisfactory to the Agent) and, if guaranteed, may not be guaranteed by any Restricted Subsidiary which is not a Loan Party; and

(vi)	(A) no Incremental Term Facility shall share more favorably than ratably in any mandatory prepayments of the Term Facility, and (B) except as otherwise provided above (including with respect to margin, pricing, maturity and/or fees), the terms of any Incremental Term Facility shall be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Incremental Term Facility than, those applicable to the initial Term Loans (except to the extent (A) such terms are conformed (or added) in the Credit Documentation for the benefit of the initial Term Loans pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Agent, (B) applicable solely to periods after the latest final maturity date of the initial Term Loans existing at the time of such incurrence or issuance or (C) otherwise reasonably acceptable to the Agent).

Term Sheet – Term Facility

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Any Incremental Term Facility may be provided by existing Lenders or, subject to the reasonable consent of the Agent, other persons who become Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Term Loans or commitments, as applicable, to such person; provided, that no existing Lender will be obligated to provide any such Incremental Term Facility.

At the option of the Borrower, any loans or commitments incurred under any Incremental Term Facility may be deemed to have been incurred under the Incremental Incurrence-Based Component prior to the Fixed Incremental Amount.

Any portion of any Incremental Term Facility incurred in reliance on the Fixed Incremental Amount may be reclassified, as the Borrower may elect from time to time by notice in writing to the Agent, as incurred under the Incremental Incurrence-Based Component if the Borrower meets the applicable ratio for the Incremental Incurrence-Based Component at such time on a pro forma basis.

The proceeds of any Incremental Term Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments and any other use not prohibited by the Credit Documentation.

To the extent the proceeds of any Incremental Term Facility are intended to be applied to finance a Limited Condition Transaction or an acquisition or other investment that is otherwise permitted under the Credit Documentation, the availability thereof shall, if agreed by the lenders providing such Incremental Term Facility, be subject to customary “SunGard” or other applicable “certain funds” conditionality provisions, it being understood that the availability of such Incremental Term Facility shall nevertheless be subject to the absence of any payment or bankruptcy (with respect to the Borrower) event of default on the date such Incremental Term Facility is funded.

Term Sheet – Term Facility

Exhibit B – Page 7

The Credit Documentation will permit the Borrower to issue notes or borrow loans (or obtain commitments in respect thereof) in lieu of loans (or commitments) under the Incremental Term Facility (so long as the applicable conditions to borrowing loans under the Incremental Term Facility would have been satisfied) that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis (“Incremental Equivalent Debt”); it being understood and agreed that, other than with respect to Incremental Equivalent Debt incurred in the form of term loans that are pari passu in right of payment and secured on a pari passu basis with the Term Loans, the Term Facility shall not be subject to a “most favored nation” pricing adjustment as a result of the issuance or incurrence of such Incremental Equivalent Debt.

As used herein,

(a)	“Consolidated Total Debt”, on any date of determination, will be defined as:

(i)	the amount of third party consolidated indebtedness for borrowed money, purchase money indebtedness and/or capital lease obligations of the Borrower and its Restricted Subsidiaries on the applicable date of determination, minus

(ii)	after the Closing Date, the unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries in an amount not to exceed $50 million (“Unrestricted Cash”),

(b)	“First Lien Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured by a first-priority lien on any property or assets of Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, indebtedness under the ABL Facility) to (ii) trailing 4-quarter Consolidated EBITDA (as described below),

(c)	“Secured Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured by a lien on any property or assets of Borrower and its Restricted Subsidiaries to (ii) trailing 4-quarter Consolidated EBITDA, and

(d)	“Total Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt to (ii) trailing 4-quarter Consolidated EBITDA.

(e)	“Interest Coverage Ratio” will be defined as the ratio of (i) trailing 4-quarter Consolidated EBITDA to (ii) scheduled cash interest payments payable for such period (or annualized for the first three full fiscal quarters after the Closing Date).

Term Sheet – Term Facility

Exhibit B – Page 8

For purposes of the Credit Documentation, “Consolidated EBITDA” (and, without duplication, component definitions, including, without limitation, net income) will (x) be based upon the consolidated net income (determined in accordance with GAAP) of the Borrower and its Restricted Subsidiaries, (y) include the Identified Add-backs defined below and (z) otherwise be defined in a manner to be mutually agreed consistent with the Documentation Considerations.

For purposes of the foregoing, the “Identified Add-backs” shall mean:

(i) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions and other acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives and other “specified transactions” that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the Closing Date (in the case of the Transactions) or such transaction (in the case of any other transaction, initiative or event) (pro forma “run rate” being the full benefit associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been fully realized on the first day of the applicable period for the entirety of such period);

(ii) an add-back for restructuring and related charges;

(iii) an add-back for costs and expenses incurred in connection with the Transactions, acquisitions, investments, dispositions, debt and equity issuances permitted under the Credit Documentation and amendments or waivers to the Credit Documentation and other debt agreements, and management fees;

(iv) an add-back for extraordinary, unusual or non-recurring losses, charges or expenses; and

(v) adjustments, exclusions and add-backs reflected in the Projections.

As used herein:

“Limited Condition Transaction” means any acquisition or similar investment by the Borrower or one or more of its subsidiaries permitted pursuant to the Credit Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing, in each case which is designated as a Limited Condition Transaction by the Borrower or such subsidiary in writing to the applicable Agent.

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For purposes of (i) determining compliance with any provision of the Credit Documentation which requires the calculation of a financial ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Credit Documentation (including baskets measured as a percentage of Consolidated EBITDA or consolidated total assets), in each case, in connection with a Limited Condition Transaction, at the Borrower’s option, the relevant ratios, compliance requirements and basket availability shall be determined as of the date the definitive Limited Condition Transaction agreement for such Limited Condition Transaction is entered into (such date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transactions and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, requirement or basket, such ratio, requirement or basket shall be deemed to have been complied with.

Without limiting the foregoing, in the case of the incurrence of any indebtedness (other than any Incremental Term Facility or any Incremental Equivalent Debt, which shall remain subject to the terms thereof with respect to the impact, if any, of a Limited Condition Transaction) or liens or the making of any investments, restricted payments, asset sales or fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary in connection with a Limited Condition Transaction (each, a “Specified Transaction”), at the Borrower’s option, the relevant ratios and baskets shall be determined as of the LCT Test Date as if the acquisition or other transaction and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the subsequent calculation of any ratio or basket with respect to any Specified Transaction on or following such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the Limited Condition Transaction agreement for such acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition, prepayment, restricted payment and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated, except that Consolidated EBITDA, assets and consolidated net income of any target of such acquisition can only be used in the determination of the relevant ratios and baskets if and when such acquisition is closed.

Term Sheet – Term Facility

Exhibit B – Page 10

Refinancing Term Facility:	The Borrower shall have the right to refinance and/or replace the Term Loans (and loans and commitments under any Incremental Term Facility) in whole or in part with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Credit Documentation with the consent of the Borrower and the institutions providing such Refinancing Term Facility and/or (y) one or more series of notes or loans, in the case of each of clause (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Term Facility or be unsecured (such notes or loans, the “Refinancing Notes”); provided, that

(a) any Refinancing Term Facility or issue of Refinancing Notes that is pari passu or junior with respect to security shall be subject to a customary intercreditor agreement, the material terms of which shall be reasonably acceptable to the Agent and the Borrower,

(b) no Refinancing Term Facility or Refinancing Notes shall mature prior to the latest maturity date of the Term Facility being refinanced or replaced and no Refinancing Term Facility or Refinancing Notes shall have a shorter weighted average life than the Term Loans being refinanced or replaced,

(c) any Refinancing Term Facility or issuance of Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto,

(d) if any such Refinancing Term Facility or issuance of Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral,

(e) if any such Refinancing Term Facility or issuance of Refinancing Notes is guaranteed, it shall not be guaranteed by any subsidiaries of the Borrower other than the Guarantors,

(f) the other terms and conditions (excluding those referenced in clauses (b) through (f) above) of such Refinancing Term Facility or issuance of Refinancing Notes shall be substantially identical to, or (taken as a whole) not materially more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Term Facility or the holders of such Refinancing Notes than those applicable to the loans or commitments being refinancing or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant loans or commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms and conditions (taken as a whole) at the time of incurrence or issuance for such type of indebtedness (as reasonably determined by the Borrower),

Term Sheet – Term Facility

Exhibit B – Page 11

(g) except to the extent otherwise permitted under the Credit Documentation, the aggregate principal amount of any Refinancing Term Facility or issuance of Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses, and

(h) no Refinancing Term Facility shall share more favorably than ratably in any mandatory prepayment of the Term Loans.

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments:	Term Loans may be prepaid, in whole or in part, without premium or penalty (except as described under the heading “Term Loan Prepayment Fee” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), 3 business days’) prior notice, subject to reimbursement of the Lenders’ actual redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied to the Term Loans and the installments thereof as directed by the Borrower (or, in the absence of direction from the Borrower, in the direct order of maturity).

Term Loan Prepayment Fee:	Any Repricing Transaction (as defined below) consummated prior to the date that is 6 months after the Closing Date will be subject to a prepayment premium of 1.00% on the principal amount of the initial Term Loans prepaid or, in the case of any amendment, the principal amount of the relevant initial Term Loans outstanding immediately prior to (and subject to) such amendment (including the principal amount of any initial Term Loans of any Lender which are required to be assigned in accordance with the “yank-a-bank” provisions set forth in the Credit Documentation as a result of such Lender’s failure to consent to such amendment).

Term Sheet – Term Facility

Exhibit B – Page 12

For purposes of the Credit Documentation, “Repricing Transaction” means the refinancing or repricing by the Borrower of all or any portion of the initial Term Loans the primary purpose of which is to reduce the all-in-yield applicable to such Term Loans (x) with the proceeds of any secured term loans incurred or guaranteed by the Borrower or any Guarantor or (y) in connection with any amendment to the Credit Documentation, in either case, (i) having or resulting in an effective interest rate (to be calculated in a manner consistent with that set forth above in clause (iv) of the proviso to the first sentence under the heading “Incremental Term Facility” above) as of the date of such refinancing or repricing that is (and not by virtue of any fluctuation in any “base” rate) less than the effective interest rate applicable to the initial Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of such Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Term Loans, but excluding, in any such case, any refinancing or repricing of Term Loans in connection with any Transformative Acquisition or “change of control” transaction.

“Transformative Acquisition” shall mean any acquisition or investment by the Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of the Credit Documentation immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of the Credit Documentation immediately prior to the consummation of such acquisition or investment, would not provide the Borrower and its subsidiaries with adequate flexibility under the Credit Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans, in each case with carveouts and exceptions consistent with the Documentation Considerations:

(a)	100% of the net cash proceeds of any incurrence of debt by the Borrower or any of its Restricted Subsidiaries (other than debt otherwise permitted under the Credit Documentation (other than indebtedness incurred pursuant to a Refinancing Term Facility or an issuance of Refinancing Notes to refinance or replace the Term Loans or loans under an Incremental Term Facility));

(b)	100% of the net cash proceeds in excess of, with respect to any single disposition or series or related dispositions, the greater of $4.0 million and 5% of Consolidated EBITDA (and only to the extent of such excess), and $8.0 million and 10% of Consolidated EBITDA per fiscal year (and only to the extent of such excess) (the “Asset Sale Thresholds”), of any non-ordinary course sale or other disposition of assets to be agreed and excluding in any event dispositions of ABL Priority Collateral (as defined below) to the extent that the net cash proceeds thereof are required to be applied to repay loans outstanding under the ABL Facility in order to be in compliance with the “Borrowing Base” (as defined in the ABL Facility documentation) (subject to reinvestment of such proceeds in assets useful in the operations of the Borrower or its subsidiaries within 12 months following receipt (or, if the Borrower or its subsidiaries have committed to reinvest such proceeds within such 12-month period, reinvestment within 6 months following such 12-month period));

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Exhibit B – Page 13

(c)	50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Considerations, but in any event to take into account the provisions described below) for each fiscal year of the Borrower (commencing with the fiscal year ending October 31, 2019); provided, that:

(i)	any such Excess Cash Flow prepayment shall be required only if the amount of the prepayment exceeds $7.5 million and only to the extent in excess thereof,

(ii)	the foregoing percentage shall be reduced to 25% and 0% for any fiscal year with respect to which the First Lien Leverage Ratio (at the time of the respective payment and recalculated to give pro forma effect to any such paydown or reduction) does not exceed 0.50:1.00 and 1.00:1.00, respectively, less than the First Lien Leverage Ratio on the Closing Date,

(iii)	at the option of the Borrower, the amount of such Excess Cash Flow prepayment shall be reduced on a dollar-for-dollar basis by the amount of (x) (A) voluntary prepayments of any Term Loan, any Incremental Term Facility, any Incremental Equivalent Debt, any Refinancing Facility, any Refinancing Notes, any indebtedness incurred under the Ratio Debt Basket, and/or any other indebtedness, in each case, that is secured on a pari passu basis with the Term Loans and (B) voluntary prepayments of the ABL Facility (to the extent accompanied by a permanent reduction of the corresponding commitment) and (y) any reduction in the outstanding principal amount of any Term Loan, any Incremental Term Facility, any Incremental Equivalent Debt, any Refinancing Facility, any Refinancing Notes, any indebtedness incurred under the Ratio Debt Basket, and/or any other indebtedness, in each case, that is secured on a pari passu basis with the Term Loans resulting from assignments to (and purchases by) the Borrower or any Restricted Subsidiary (including loan buy-backs pursuant to Dutch auctions offered to all Lenders of the applicable class on a pro rata basis or open-market purchases permitted under the paragraph below entitled “Assignments and Participations”), in each case to the extent of the amount of cash paid by the Borrower or any such Restricted Subsidiary in connection with the relevant assignments and purchases in each case of clauses (x) and (y), (i) except to the extent financed with long-term indebtedness and (ii) without duplication in any other Excess Cash Flow period, made during such fiscal year or after year-end and prior to any Excess Cash Flow prepayment date, and

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Exhibit B – Page 14

(iv)	Excess Cash Flow shall be reduced by amounts used for capital expenditures, acquisitions and certain other investments (including investments in joint ventures), certain repayments and prepayments of long-term indebtedness (without duplication of amounts referenced in clause (iii) above), and certain restricted payments made during such fiscal year, and, at the option of the Borrower, made prior to the date of such Excess Cash Flow prepayment or (except with respect to restricted payments) contractually committed to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment (without duplication in any other Excess Cash Flow period and except to the extent financed with long-term indebtedness); provided that if the amount of cash (not financed with indebtedness) actually utilized during the four fiscal quarters following such fiscal year is less than the committed amount, the difference shall be deducted from Excess Cash Flow for the succeeding fiscal year.

Mandatory prepayments of the Term Loans shall be applied to the installments thereof as directed by the Borrower (or, in the absence of direction from the Borrower, in the direct order of maturity); provided, that the Credit Documentation will provide that, in the case of any mandatory prepayment in respect of any asset sale or casualty or condemnation event, the Borrower may apply the net cash proceeds thereof ratably to the payment of the Term Loans and any other indebtedness that is secured on a pari passu basis with the Term Loans.

Term Sheet – Term Facility

Exhibit B – Page 15

All mandatory prepayments described under clauses (b) and (c) above, to the extent attributable to Foreign Subsidiaries, will be subject to permissibility under local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries); provided that the Borrower shall use commercially reasonable efforts to take all actions required by applicable law to permit the repatriation of the relevant amounts. Further, if the Borrower determines in good faith that the Borrower or any Restricted Subsidiary would incur an adverse tax liability that is not de minimis (including any withholding tax) if all or a portion of the funds required to make a mandatory prepayment were upstreamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount, to the extent available, without incurring such tax liability. Notwithstanding anything to the contrary in the foregoing, in each case, any such prepayment shall no longer be required to be made with respect to any such amounts that, after the use of such commercially reasonable efforts, have not been repatriated prior to the date that is one year after the date the original prepayment was required to be made.

Any Lender (each a “Declining Lender”) may elect not to accept any mandatory prepayment, but in the case of clause (a) above, solely to the extent not representing a refinancing of the Term Loans. Any prepayment amount declined by a Declining Lender (such declined payment, the “Declined Proceeds”) shall be an addition to the Available Basket (as defined below).

Collateral:	Subject to the Limited Conditionality Provision and the provisions of the immediately following paragraphs, the Borrower Obligations with respect to the Term Facility and the obligations of each other Loan Party under the Term Guaranty shall be secured by (a) a perfected, first-priority security interest in (i) all of the stock (or other ownership interests) in, and held by, each Loan Party (which, in the case of equity interests held by a Loan Party in any CFC or any CFC Holdco, shall be limited to 65% of the voting stock of such CFC or CFC Holdco (and none of the equity interests of any subsidiary thereof)), (ii) intellectual property of the Loan Parties, (iii) owned real property, leased real property, any plants, equipment, machinery, related fixtures and rolling stock and (iv) all other tangible and intangible assets of the Loan Parties to the extent not constituting ABL Priority Collateral (as defined below) and all proceeds of the foregoing (the collateral described in this clause (a), the “Term Priority Collateral”); and (b) a perfected second-priority security interest (subject to permitted liens and other exceptions set forth in the ABL Facility documentation) in each Loan Party’s now owned or hereafter acquired personal property consisting of cash, accounts receivable, books and records, chattel paper, deposit, securities and operating accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein, but other than the accounts in which net cash proceeds from the sale of Term Priority Collateral are deposited pending reinvestment, which accounts are subject to a first-priority lien in favor of the Agent), inventory and all documents, instruments, and general intangibles related to any of the foregoing of the Loan Parties now owned and hereafter acquired, and all proceeds and products thereof (the collateral described in this clause (b), the “ABL Priority Collateral” and, together with the Term Priority Collateral, the “Collateral”), in each case, subject to permitted liens and to certain customary exceptions and excluding Excluded Assets (as defined below).

Term Sheet – Term Facility

Exhibit B – Page 16

Notwithstanding the foregoing, the Collateral will exclude (collectively, the “Excluded Assets”):

(a)	all leasehold real property,

(b)	all fee-owned real property with a fair market value (as reasonably estimated by the Borrower) of less than $5.0 million,

(c)	interests in joint ventures and non-wholly-owned subsidiaries,

(d)	the capital stock of (i) captive insurance subsidiaries, (ii) not-for-profit subsidiaries and/or (ii) Unrestricted Subsidiaries,, in each case to the except to the extent that such person is a Guarantor or a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements without violating or conflicting with any agreement or instrument to which such entity or the capital stock thereof are subject,

(e)	margin stock,

(f)	assets the grant or perfection of a security interest in which would result in material adverse tax consequences as reasonably determined by the Borrower (in consultation with the Agent),

(g)	any property or asset the grant or perfection of a security interest in which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable law notwithstanding such consent or restriction,

(h)	any “intent-to-use” trademark application prior to the filing of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law,

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(i)	commercial tort claims below a threshold to be agreed,

(j)	any lease, license or agreement or any property subject to a purchase money security interest, capital lease or a similar arrangement permitted by the credit agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or trigger a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law,

(k)	letter of credit rights with a value less than an amount to be mutually agreed (other than those constituting supporting obligations of other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a UCC-1 financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement)),

(l)	except to the extent perfected by filing of a UCC-1 financing statement, any assets located outside the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any intellectual property registered in any non-U.S. jurisdiction,

(m)	payroll and other employee wage and benefit accounts, tax accounts, including, without limitation, sales tax accounts, escrow accounts and fiduciary or trust accounts,

(n)	governmental licenses and state or local franchises, charters and authorizations, and any other property and assets to the extent that the Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable laws (including, without limitation, rules and regulations) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization that has not been obtained (unless such consent, approval, license or authorization has been obtained) (it being understood that there shall be no requirement to obtain such governmental consent, approval, license or authorization), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition,

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(o)	other exceptions to be agreed consistent with the Documentation Considerations or otherwise reasonably satisfactory to the Agent and the Borrower.

Notwithstanding anything to the contrary contained herein:

(a)	no Loan Party shall be required to grant a security interest in or a pledge of any asset or perfect a security interest in any Collateral to the extent (A) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Agent or (B) the grant or perfection of a security interest in such asset or Collateral, as applicable, would be prohibited by applicable law,

(b)	no action outside of the United States shall be required in order to create or perfect any security interest in any asset located outside of the United States, and no non-US law security or pledge agreement or foreign intellectual property filing, search or schedule shall be required,

(c)	any required mortgage will be permitted to be delivered after the Closing Date in accordance with the Limited Conditionality Provision,

(d)	the Loan Parties shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,

(e)	no action shall be required to obtain perfection through control agreements or other control arrangements (other than control of pledged capital stock and promissory notes having a value above a threshold to be agreed, in each case, to the extent constituting Collateral and otherwise required above),

(f)	the following Collateral shall not be required to be perfected (other than to the extent perfected by the filing of a UCC financing statement):

(i)	the capital stock of (A) any Immaterial Subsidiary and/or (B) any person that is not a subsidiary which, if a subsidiary, would constitute an Immaterial Subsidiary, and

(ii)	letter of credit rights with a value less than an amount to be mutually agreed, and

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(g)	the guaranty and security documents will contain such other exceptions and qualifications as the Borrower and the Agent may reasonably agree.

Ranking:	The lien priority, relative rights and other creditors’ rights matters in respect of the Term Facility and the ABL Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be consistent with the Documentation Considerations (as defined below) and/or otherwise reasonably satisfactory to the Borrower, the Agent and the agent under the ABL Facility. For the avoidance of doubt, the Intercreditor Agreement will permit, among other things, (a) additional indebtedness permitted to be incurred pursuant to Incremental Term Facilities and any Incremental Equivalent Debt, (b) additional indebtedness under the ABL Facility permitted to be incurred pursuant to the any incremental facility provisions thereunder and (c) refinancing indebtedness permitted thereunder in respect of any of the foregoing.

In addition, and subject, to the Intercreditor Agreement, the Credit Documentation will authorize and require the Agent to enter into additional intercreditor agreements (each, an “Additional Intercreditor Agreement”) which allow (at the Borrower’s option) additional debt that is permitted to be incurred and secured under the Credit Documentation to be secured by a lien on the Collateral that is pari passu with or junior to the lien on the Collateral securing the Term Facility.

CONDITIONS	The only conditions precedent to the availability of the Term Facility on the Closing Date shall be those set forth in Exhibit C hereto (subject to the Limited Conditionality Provision).

DOCUMENTATION

Credit Documentation:	The definitive financing documentation for the Term Facility (including the Intercreditor Agreement, the “Credit Documentation”) will contain the terms and conditions set forth in the Commitment Letter (as such terms may be modified by the “Market Flex” provisions of the Fee Letter) and such other terms as the Borrower and the Lead Arrangers may agree; it being understood and agreed that the Credit Documentation shall:

(a)	give due regard to that certain Term Loan Agreement, dated as of February 27, 2017, among Hennessy Capital Acquisition Corp. II, as Holdings, Daseke Companies, Inc., as the Borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Precedent Agreement”);

(b)	not contain any conditions to the availability and initial funding of the Term Facility on the Closing Date other than as set forth on Exhibit C;

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(c)	subject to the right to exercise the Flex Provisions, contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings and Intermediate Holdings in certain limited circumstances), which shall be subject to standards, qualifications, thresholds, exceptions for materiality and/or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with the Documentation Considerations; it being understood and agreed that (i) certain customary exceptions that are subject to a monetary cap shall include a “grower” component based on a percentage of, at the Borrower’s election prior to launch of syndication of the Term Facility, either consolidated total assets or Consolidated EBITDA of the Borrower that is equivalent to the initial monetary cap on the Closing Date; and (ii) to the extent that the Credit Documentation requires (x) compliance with any financial ratio or test, (y) the absence of any default or event of default (or any type of default or event of default) or (z) compliance with any cap expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets as a condition to the consummation of any acquisition or similar investment or the incurrence of any indebtedness in connection therewith, the determination of whether the relevant condition is satisfied shall be made at the time of the execution of the definitive documentation with respect to the relevant acquisition or other investment, after giving effect to such acquisition or other investment and any related indebtedness on a pro forma basis (it being understood that in connection with any subsequent calculation of any ratio or basket availability with respect to any acquisition or similar investment or incurrence of any indebtedness in connection therewith on or following such date of execution of such definitive documentation and prior to the earlier of the date on which such acquisition or investment is consummated or such definitive documentation is terminated or expires without consummation of such acquisition or investment, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition or investment (and other transactions in connection therewith, including any incurrence of indebtedness and the use of proceeds thereof) have been consummated);

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(d)	in the event the Fixed Incremental Amount is intended to be utilized together with the Incremental Incurrence-Based Component in a single transaction or series of related transactions, provide that (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of such indebtedness or other applicable transaction or action to be incurred under the Incremental Incurrence-Based Component shall first be calculated without giving effect to amounts being utilized pursuant to the Fixed Incremental Amount, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of indebtedness) and all other permitted pro forma adjustments (except that the incurrence or repayment of any debt under the ABL Facility and/or any incremental facilities under the ABL Facility immediately prior to or in connection therewith shall be disregarded), and (ii) thereafter, incurrence of the portion of such indebtedness or other applicable transaction or action to be incurred under the Fixed Incremental Amount shall be calculated;

(e)	give due regard to:

(i)	the operational and strategic requirements of the Borrower, the Target, and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Target and their respective subsidiaries), in each case, after giving effect to the Transactions,

(ii)	the model delivered by the Sponsor on May 27, 2018 (the “Projections”),

(iii)	customary EU bail-in provisions; and

(iv)	operational requirements of the Agent to the extent not in conflict with the term hereof;

(the items described in clauses (a) through (e), collectively, the “Documentation Considerations”); and

(f)	be negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Limited Conditionality Provision so that the Credit Documentation is finalized as promptly as practicable after the acceptance of the Commitment Letter giving due regard to the expected Closing Date.

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Representations and Warranties:

Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries, and for certain representations, Holdings, and subject to exceptions, qualifications and limitations for materiality and Material Adverse Effect as defined below): organizational existence; organizational power and authority; due authorization, execution and delivery of the Credit Documentation; enforceability of the Credit Documentation; no conflicts of the Credit Documentation with applicable law, organizational documents or contractual obligations; financial statements; no Material Adverse Effect (after the Closing Date); capitalization of subsidiaries as of the Closing Date; compliance with law; accuracy in all material respects of the certification (the “Beneficial Ownership Certification”) regarding beneficial ownership as required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”); FCPA, OFAC and the PATRIOT Act and other anti-terrorism, anti-bribery, anti-terrorism and anti-money laundering laws; governmental approvals and consents (as such approvals and consents pertain to the Credit Documentation); ERISA and labor matters; environmental matters; litigation; ownership of property (including intellectual property); taxes; Federal Reserve margin regulations; Investment Company Act; accuracy of disclosure as of the Closing Date (to be consistent with the “10b-5” representation in the Commitment Letter but without a knowledge qualifier); solvency (to be defined in a manner consistent with Annex I to Exhibit C) of Holdings and its Subsidiaries, on a consolidated basis, on the Closing Date; and the creation, validity, perfection and priority of security interests.

“Material Adverse Effect” means (a) on the Closing Date, “Material Adverse Effect” (as defined in the Merger Agreement) and (b) at any time thereafter, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries (taken as a whole), (ii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Credit Documentation, or (iii) the rights and remedies, taken as a whole, of the Agent and the Lenders under the Credit Documentation.

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Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries and, in certain limited circumstances, Holdings): delivery of (a) annual audited financial statements of Holdings within 90 days of the end of each fiscal year accompanied by an opinion of a nationally-recognized independent accounting firm that is not subject to (i) a “going concern” qualification (other than a “going concern” qualification resulting from the impending maturity of any indebtedness, including the Term Facility or the ABL Facility, within the 4 fiscal quarter period following the relevant audit opinion, or any actual or prospective breach of any financial covenant) or (ii) a qualification as to the scope of the relevant audit, (b) quarterly unaudited financial statements of Holdings (for each of the first 3 fiscal quarters of each fiscal year) within 45 days of the end of each fiscal quarter, in the case of each of clause (a) and (b) with customary MD&A disclosure; (c) an annual budget within 60 days of the end of each fiscal year, (d) other information reasonably requested by the Agent, (e) concurrently with the delivery of annual and quarterly financial statements, a compliance certificate, and (f) notices of default and certain other events that would reasonably be expected to have a Material Adverse Effect; maintenance of books and records; maintenance of existence; compliance with laws (including, without limitation, ERISA and environmental laws); FCPA, OFAC and the PATRIOT Act (including delivery of information for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws); maintenance of property and insurance; payment of taxes; right of the Agent to inspect property and books and records (subject, absent a continuing event of default, to frequency and cost reimbursement limitations); commercially reasonable efforts to maintain public corporate and public corporate family ratings and public facility ratings by each of S&P and Moody’s (but not to maintain a specific rating); use of proceeds; designation of Unrestricted Subsidiaries; and further assurances on guaranty and Collateral matters (including, without limitation, with respect to additional guarantees and security interests in after-acquired property), subject to the parameters set forth under “Collateral” above.

Financial Covenant:	None.

Negative Covenants:	Limited to the following (applicable to the Borrower and its Restricted Subsidiaries and, in the case of the passive holding company covenant set forth below, Holdings and Intermediate Holdings):

(a)	indebtedness (including guarantee obligations in respect of indebtedness), with baskets and exceptions for, among other things,

(i)	purchase money indebtedness and capital leases in an aggregate outstanding principal amount not to exceed the greater of $41.0 million and 50% of Consolidated EBITDA,

(ii)	Permitted Surviving Debt,

(iii)	other senior, senior subordinated or subordinated debt so long as so long as (i) no event of default is then continuing or would be caused thereby (provided in the case of a Limited Condition Transaction there shall be no event of default then continuing on the LCT Test Date and no payment or bankruptcy (with respect to the Borrower) event of default upon consummation of such transaction) and (ii), after giving pro forma effect thereto, including the application of the proceeds thereof:

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(A)	if such debt is secured by a lien on the Term Priority Collateral that is pari passu with the lien securing the Term Facility, the First Lien Leverage Ratio does not exceed the First Lien Leverage Ratio on the Closing Date (or, in the case of any such indebtedness that is incurred to finance a Permitted Acquisition or other permitted investment, the First Lien Leverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination),

(B)	if such debt is secured by a lien on the Term Priority Collateral that is junior to the lien securing the Term Facility, the Secured Leverage Ratio does not exceed the Secured Leverage Ratio on the Closing Date, plus 0.25:1.00 (or, in the case of any such indebtedness that is incurred to finance a Permitted Acquisition or other permitted investment, the Secured Leverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination), or

(C)	if such debt is secured by a lien on any asset that does not constitute Collateral or is unsecured, the following condition is satisfied: (x) the Total Leverage Ratio does not exceed the Total Leverage Ratio on the Closing Date plus 0.50:1.00 (or, in the case of any such indebtedness that is incurred to finance a Permitted Acquisition or other permitted investment, the Total Leverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination) or (y) the Interest Coverage Ratio does not exceed 2.00:1.00 (or, in the case of any such indebtedness that is incurred to finance a Permitted Acquisition or any other permitted investment, the Interest Coverage Ratio then in effect as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Agent prior to such date of determination) (this clause (iii), the “Ratio Debt Basket”);

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provided, that (x) the aggregate outstanding principal amount of indebtedness incurred by Restricted Subsidiaries that are not Loan Parties in reliance on the Ratio Debt Basket shall not exceed an amount to be agreed, (y) any debt incurred under the Ratio Debt Basket in the form of loans that are pari passu in right of payment and secured on a pari passu basis with the Term Loans will be subject to a “most favored nation” pricing adjustment subject to the exceptions, thresholds and provisions set forth with respect to Incremental Term Facilities and (z) any debt incurred pursuant to the Ratio Debt Basket shall not mature prior to the maturity date of the Term Facility and shall not have a shorter weighted average life than the Term Loans;

(iv)	indebtedness incurred in connection with any Incremental Term Facility, Refinancing Term Facility and/or in connection with any Refinancing Notes,

(v)	intercompany debt, subject only to any applicable restrictions in the investment covenant and subordination in the case of debt owed by Loan Parties to non-loan Parties,

(vi)	debt incurred by non-Loan Parties in an aggregate outstanding principal amount not to exceed an amount to be agreed,

(vii)	indebtedness assumed and/or incurred in connection with any Permitted Acquisition or other permitted Investment so long as (A) no event of default exists; provided, that in the case of a Limited Condition Transaction, at the election of the Borrower, such condition shall only be required to be satisfied on the LCT Test Date, (B) the relevant indebtedness was not incurred in contemplation of the relevant Permitted Acquisition, and (C) with respect to the type of indebtedness being incurred, the Borrower shall be in compliance with the Ratio Debt Basket (this clause (vii), the “Acquisition Debt Basket”),

(viii)	any Incremental Equivalent Debt; it being understood and agreed that Incremental Equivalent Debt incurred in the form of loans that are pari passu in right of payment and secured on a pari passu basis with the Term Loans will be subject to a “most favored nation” pricing adjustment subject to the exceptions, thresholds and provisions set forth with respect to Incremental Term Facilities,

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(ix)	a general debt basket in an aggregate outstanding principal amount not to exceed an amount to be agreed,

(x)	indebtedness arising under any derivative transaction not entered into for speculative purposes,

(xi)	indebtedness under the ABL Facility not to exceed the sum of (A) $60.0 million plus (B) permitted incremental loans under the ABL Facility plus other obligations under the ABL Facility not constituting principal and, in each case, together with any permitted refinancing thereof,

(xii)	permitted refinancing indebtedness in respect of permitted indebtedness (other than indebtedness incurred under replenishable Dollar baskets);

(b)	liens, with baskets and exceptions for, among other things,

(i)	liens securing any Incremental Term Facility, Refinancing Term Facility and/or issuance of Refinancing Notes,

(ii)	liens securing Permitted Surviving Debt,

(iii)	liens securing purchase money indebtedness and capital leases permitted to be incurred under clause (a)(i) above,

(iv)	liens on acquired assets, and the stock of acquired entities, securing debt assumed in connection with any acquisition (so long as such liens were not created in contemplation of such acquisition),

(v)	liens securing the ABL Facility (including any ABL incremental term facility), subject to the Intercreditor Agreement,

(vi)	liens securing debt incurred in reliance on the Ratio Debt Basket, having the priorities described therein and subject to an Additional Intercreditor Agreement,

(vii)	liens in respect of secured permitted refinancing indebtedness,

(viii)	a general lien basket in an aggregate outstanding principal amount not to exceed an amount to be agreed,

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(ix)	liens on Collateral securing Incremental Equivalent Debt, subject to an Additional Intercreditor Agreement;

(c)	mergers, consolidations, liquidations and dissolutions;

(d)	sales, dispositions or transfers (“Dispositions”) of assets with a fair market value in excess of an amount to be mutually agreed, with baskets and exceptions for, among other things,

(i)	Dispositions in the ordinary course of business of inventory, obsolete, surplus or worn out property and property no longer useful in the business,

(ii)	Dispositions of any assets on an unlimited basis for fair market value as determined in good faith by the Borrower, so long as (A) with respect to Dispositions in excess of an amount to be agreed, at least 75% of the consideration consists of cash or cash equivalents and Designated Non-Cash Consideration (to be defined giving effect to the Documentation Considerations) not to exceed an amount to be agreed, (B) the relevant Disposition is subject to the terms set forth in the mandatory prepayment requirements in the Credit Documentation and (C) no event of default exists on the date on which the agreement governing the relevant Disposition is executed,

(iii)	Dispositions of any asset in connection with casualty or condemnation events,

(iv)	Dispositions of investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements,

(v)	sale leaseback transactions in an aggregate amount not to exceed an amount to be agreed,

(vi)	Dispositions of non-core assets acquired in connection with an acquisition and designated as such within 90 days of such acquisition, subject to no event of default, application of the proceeds in accordance with the mandatory prepayment provisions of the Credit Documentation and a cap to be agreed, and

(vii)	other Dispositions in an aggregate amount not to exceed an amount to be agreed;

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it being understood that the lien on any Collateral that is the subject of a Disposition permitted under the Credit Documentation will be automatically released upon the consummation of such Disposition;

(e)	dividends or distributions on, or redemptions or repurchases of, the capital stock of the Borrower (“Restricted Payments”), with exceptions for, among other things,

(i)	distributions to Holdings to pay (or to make distributions to any direct or indirect parent of Holdings to pay) taxes due and payable by Holdings (or any direct or indirect parent of Holdings) to any taxing authority and that are attributable to the income or operation of the Borrower or its subsidiaries, including any consolidated, combined or similar income tax liabilities attributable to taxable income of Borrower and its Restricted Subsidiaries, operating expenses in the ordinary course and other corporate overhead, franchise and similar taxes required to maintain its corporate existence and fees and expenses of debt or equity offerings (whether or not successful),

(ii)	distributions to Holdings to fund (or to make distributions to any direct or indirect parent of Holdings to fund) the repurchase or redemption of the capital stock of Holdings, or its direct or indirect parents, in each case, held by future, current or former directors, officers, employees, members of management and consultants and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners in an amount not to exceed an amount to be agreed per fiscal year, with unused amounts permitted to be carried forward to the two subsequent fiscal years,

(iii)	Restricted Payments using the Available Basket, subject only to no event of default,

(iv)	additional Restricted Payments, subject only to (A) compliance, on a pro forma basis, with a Total Leverage Ratio of 1.25x inside the Total Leverage Ratio on the Closing Date and (B) no event of default,

(v)	general basket for Restricted Payments in an amount to be agreed consistent with the Documentation Considerations, subject only to no event of default, and

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(vi)	to the extent constituting a Restricted Payment, Restricted Payments made in connection with or in order to consummate the Transactions.

(f)	acquisitions of equity interests, investments, loans and advances (“Investments”), with exceptions for, among other things,

(i)	Investments in any Restricted Subsidiary; provided, that the aggregate outstanding amount of Investments made by Loan Parties in any Restricted Subsidiary that is not a Loan Party will be limited to an amount to be agreed,

(ii)	Investments using the Available Basket,

(iii)	Investments in joint ventures and Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed an amount to be agreed,

(iv)	Permitted Acquisitions (as defined below),

(v)	additional Investments, subject only to (A) compliance, on a pro forma basis, with a Total Leverage Ratio of 0.75x inside the Total Leverage Ratio on the Closing Date and (B) no event of default, and

(vi)	a general basket for investments in an amount to be agreed consistent with the Document Considerations.

(g)	(i) prepayments, redemptions and repurchases (any such prepayment, redemption or repurchase, a “Restricted Debt Payment”) of any material subordinated debt and junior lien debt (“Restricted Debt”) (and excluding, for the avoidance of doubt, regularly scheduled interest payments and payment of fees, expenses and indemnification obligations), other than:

(A)	refinancings or exchanges of Restricted Debt for like or junior debt subject to conditions to be agreed,

(B)	customary AHYDO catch-up payments,

(C)	payments with, or conversions to, Permitted Equity,

(D)	Restricted Debt Payments using the Available Basket, subject only to no event of default,

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(E)	additional Restricted Debt Payments, subject only to (A) compliance, on a pro forma basis, with a Total Leverage Ratio of 1.00x inside the Total Leverage Ratio on the Closing Date and (B) no event of default, and

(F)	other Restricted Debt Payments to be mutually agreed,

(ii)	modifications of the terms of Restricted Debt (A) in violation of the Intercreditor Agreement or any other applicable intercreditor or subordination agreement or (B) that are materially adverse to the Lenders; and

(h)	burdensome agreements (i.e., negative pledge clauses and limitations on dividends and other distributions by Restricted Subsidiaries);

(i)	passive holding company covenant applicable to each of Holdings and Intermediate Holdings;

(j)	changes in business;

(k)	transactions with affiliates with respect to transactions with a fair market value in excess of $5.0 million, with exceptions to permit, among others, (i) transactions among the Borrower and its Restricted Subsidiaries, (ii) the transactions and payments required under the Merger Agreement, (iii) payments under the Sponsor management agreement (provided that during a payment or bankruptcy (with respect to the Borrower) event of default, the management fee shall accrue but the Borrower shall not pay such fee in cash until the cure or waiver of such event of default), (iv) the transactions that are for fair market value and on other terms that, taken as a whole, are no less favorable to the Borrower and its Restricted Subsidiaries than an arm’s length transaction and (v) other exceptions to be mutually agreed;

(l)	changes in fiscal year; and

(m)	amendments of organizational documents of the Loan Parties that are materially adverse to the Lenders.

The limitations on Investments (including Permitted Acquisitions), Restricted Payments and Restricted Debt Payments referenced above shall be subject to a carve-out for a “building” basket (the “Available Basket”) in a cumulative amount equal to:

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(a)	the greater of $33.0 million and 40% of Consolidated EBITDA, plus

(b)	without duplication:

(i)	a growth amount (the “Growth Amount”) based on an amount (which shall not be less than zero) equal to the retained portion of Excess Cash Flow (i.e. Excess Cash Flow not otherwise required to be applied to prepay the Term Loans), which will accumulate on an annual basis (commencing with the first full fiscal year for which financial statements are available after the Closing Date), plus

(ii)	the cash proceeds of Permitted Equity of the Borrower and/or its Restricted Subsidiaries after the Closing Date, plus

(iii)	the cash proceeds of debt and disqualified stock issued after the Closing Date that have been exchanged or converted into Permitted Equity, plus

(iv)	net cash proceeds of any non-ordinary course sale or other disposition of assets to be agreed which (A) are not required to be used to prepay the Term Facility because such net cash proceeds are below the Asset Sale Thresholds and (B) are not required to be used to repay loans outstanding under the ABL Facility, plus

(v)	the net cash proceeds of sales of investments made after the Closing Date using the Available Basket (up to the amount of the original investment), plus

(vi)	cash returns, profits, distributions and similar amounts received on investments made after the Closing Date using the Available Basket (up to the amount of the original investment), plus

(vii)	the amount of any investment made by the Borrower and/or any of its Restricted Subsidiaries in any Unrestricted Subsidiary after the Closing Date using the Available Basket (up to the amount of the original investment), that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Restricted Subsidiaries, plus

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(viii)	any Declined Proceeds;

provided that use of the Available Basket shall not be subject to any financial performance covenant or any other condition except as noted above.

The Credit Documentation will permit the Borrower and its Restricted Subsidiaries to acquire all or substantially all of the assets of any person or any line of business or division thereof or the equity interests of any person (including any Investment which serves to increase the Borrower’s or its Restricted Subsidiary’s respective equity ownership in any Restricted Subsidiary or in any joint venture) that is engaged in a similar business and becomes a Restricted Subsidiary (each, a “Permitted Acquisition”), in each case so long as, after giving effect thereto and any indebtedness to be incurred or assumed in connection therewith, (a) there is no event of default and (b) Permitted Acquisitions of (x) entities that do not become Guarantors or (y) assets that are not acquired by a Loan party shall not exceed an aggregate amount to be agreed; provided, that in the case of a Limited Condition Transaction, at the election of the Borrower, such condition shall only be required to be satisfied on the LCT Test Date.

Unrestricted Subsidiaries:	The Credit Documentation will contain provisions pursuant to which, subject to customary limitations on Investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that after giving effect to any such designation or re-designation, (i) no event of default shall exist (including after giving effect to the reclassification of any investments in, indebtedness of, and/or liens on the assets of, the relevant subsidiary) and (ii) the Borrower shall be in compliance with a Total Leverage Ratio that does not exceed the Total Leverage Ratio as at the Closing Date. Unrestricted Subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants or event of default provisions of the Credit Documentation, and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio set forth in the Credit Documentation. No Restricted Subsidiary may be designated as an Unrestricted Subsidiary under the Term Facility if it is a Restricted Subsidiary under the ABL Facility.

Term Sheet – Term Facility

Exhibit B – Page 33

Events of Default:	Limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after 5 business days; material inaccuracy of a representation or warranty when made or deemed made (subject to a thirty day grace period in the case of any breached representation (other than the Specified Representations) that is reasonably capable of being cured); violation of a covenant (subject, in the case of affirmative covenants (other than notices of default and the covenant to maintain the organizational existence of the Borrower), to a grace period of 30 days following written notice from the Agent); cross default and cross acceleration to material indebtedness in excess of a threshold amount to be agreed, other than any event of default related to a breach of the ABL Facility (or any refinancing or replacement thereof) unless an acceleration (and termination of commitments) thereunder has occurred); provided that there will be cross default and cross acceleration to any payment event of default under the ABL Facility; bankruptcy events with respect to Holdings, Intermediate Holdings, the Borrower or a Restricted Subsidiary (other than Immaterial Subsidiaries) with a 60-day grace period for involuntary actions; ERISA events subject to Material Adverse Effect; material unpaid, final judgments for money in excess of a threshold amount to be agreed (to the extent not covered by insurance) that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing of the) invalidity of the definitive credit agreement in respect of the Term Facility, any material Guaranty or material portion of the Collateral or subordination provisions in respect of material indebtedness in excess of a threshold amount to be agreed (including the ABL Facility); and a Change of Control.

“Change of Control” means the earliest to occur of:

(i) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of capital stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all the outstanding voting stock of Holdings owned, directly or indirectly, by the Permitted Holders;

(ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not directors of Holdings on the date of this Agreement, or nominated or appointed by the board of directors of Holdings;

(iii) the Borrower ceasing to be a direct or indirect wholly-owned subsidiary of Holdings or Intermediate Holdings;

Term Sheet – Term Facility

Exhibit B – Page 34

(iii) the occurrence of a change of control or similar event under the ABL Facilities Documentation.

“Permitted Holders” means, collectively, the Sponsor and the other Investors.

Voting:	Amendments and waivers of the Credit Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans (the “Required Lenders”), except that

(a)	the consent of each Lender directly and adversely affected thereby shall be required with respect to:

(i)	any reduction in the principal amount of any Term Loan owed to such Lender,

(ii)	any extension of the final maturity of any Term Loan owed to such Lender or the due date of any interest or fee payment or any scheduled amortization payment in respect of any Term Loan owed to such Lender,

(iii)	any reduction in the rate of interest (other than a waiver of default interest) or the amount of any fee owed to such Lender (it being understood that any change in any definition applicable to any ratio used in the calculation of such rate of interest or fees (or any component definition thereof) shall not constitute a reduction in any rate of interest or any fee),

(iv)	any increase in the amount (other than with respect to any Incremental Term Facility to which such Lender has agreed) of such Lender’s commitment (it being understood that no waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall constitute an increase of any commitment of any Lender),

(v)	any extension of the expiry date of such Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any Lender), and reductions of principal or interest without consideration, and

Term Sheet – Term Facility

Exhibit B – Page 35

(vi)	any modification to the pro rata sharing and pro rata sharing of payment provisions, except as otherwise provided in the Credit Documentation, and

(b)	the consent of 100% of the Lenders will be required with respect to:

(i) reductions of any of the voting percentages set forth in the definition of “Required Lenders”,

(ii) releases of all or substantially all of the Collateral (other than in accordance with the Credit Documentation), and

(iii) releases of all or substantially all of the value of the Guaranty under the Term Facility (other than in accordance with the Credit Documentation),

Modifications to provisions regarding pro rata payments or sharing of payments, in each case, in connection with loan buy-back or similar programs, “amend and extend” transactions or the addition of one or more tranches of debt (which may, but are not required to be new money tranches) and the like not otherwise contemplated hereby shall only require approval of the Required Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or new tranches of debt and as contemplated hereby.

The Credit Documentation will contain provisions to permit the amendment and extension and/or replacement of the Term Facility (including any Incremental Term Facility), which may be provided by existing Lenders or, subject to the reasonable consent of the Agent if required under the heading “Assignments and Participations” below, other persons who become Lenders in connection therewith, in each case without the consent of any other Lender; provided that any offer to extend and/or replace the Term Facility will be offered to all existing Lenders of the class being extended and/or replaced.

The Credit Documentation will permit the Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Incremental Term Facility made available without any Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Term Facility in the Credit Documentation.

Term Sheet – Term Facility

Exhibit B – Page 36

The Credit Documentation shall contain provisions allowing the Borrower to replace and/or terminate the commitments of a Lender in connection with, but not limited to, (i) amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders or a majority of the relevant group of affected Lenders, as the case may be, consent), (ii) increased costs and loss of yield, (iii) taxes and (iv) insolvent Lenders.

Defaulting Lenders:	The Credit Documentation will contain customary limitations on and protections with respect to “defaulting” Lenders, including, but not limited to, exclusion for purposes of voting.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Term Loans and commitments to any person (other than to (a) any Disqualified Institution, (b) any natural person and (c) except as otherwise provided herein, the Borrower or any affiliate thereof) with the consent of (i) the Borrower (not to be unreasonably withheld), unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as defined below) of a Lender; provided that the Borrower shall be deemed to have consented to any assignment unless it has objected thereto by delivering written notice to the Agent within 10 business days after receipt of a written request for consent thereto and (ii) the Agent (not to be unreasonably withheld or delayed), unless such assignment is to a Lender, an affiliate of a Lender or an Approved Fund of a Lender. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $1 million, unless otherwise agreed by the Borrower and the Agent. The Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Agent) in connection with all assignments.

The Lenders shall also have the right to sell participations in their Term Loans to other persons (other than any Disqualified Institutions (provided that the list of Disqualified Institutions (other than affiliates identifiable by name referred to in the definition of “Disqualified Institution”) is made available to all Lenders). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions. Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) of the first paragraph under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required.

The list of Disqualified Institutions (other than affiliates identifiable by name referred to in the definition of “Disqualified Institution”) shall be made available by the Agent on a confidential basis to any Lender who specifically requests a copy thereof.

Term Sheet – Term Facility

Exhibit B – Page 37

“Approved Fund” means, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an affiliate of such Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Lender.

The Credit Documentation shall provide that Term Loans may be purchased by and assigned to (x) any Non-Debt Fund Affiliate (as defined below) and/or (y) Holdings, the Borrower and/or any subsidiary of the Borrower (the persons in clauses (x) and (y) above collectively, “Affiliated Lenders”) on a non-pro rata basis through Dutch auctions open to all Lenders holding Term Loans on a pro rata basis in accordance with customary procedures to be agreed and/or open market purchases, notwithstanding any consent requirements set forth above; provided, that:

(a) no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to Holdings, the Borrower and/or any subsidiary thereof and/or any of their respective securities,

(b) Term Loans owned or held by Affiliated Lenders shall be (i) disregarded in the determination of any Required Lender vote (and such Term Loans shall be deemed to be voted pro rata to the non-Affiliated Lenders) and (ii) voted by the Agent in its discretion in connection with any plan of reorganization in an insolvency proceeding unless such plan effects the holder thereof, in its capacity as such, in a disproportionately adverse manner relative to the treatment of other Lenders,

(c) Term Loans owned or held by Affiliated Lenders shall not, in the aggregate, exceed 25% of the aggregate outstanding Term Facility at any time (after giving effect to any substantially simultaneous cancellations thereof),

(d) no Affiliated Lender, solely in its capacity as such, shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information,

(e) in the case of any Dutch auction or open market purchase conducted by Holdings, the Borrower or any of their subsidiaries, no event of default shall be continuing at the time of acceptance of bids for the relevant Dutch auction or the confirmation of such open market purchase,

Term Sheet – Term Facility

Exhibit B – Page 38

(f) any Term Loans acquired by Holdings, the Borrower or any of their subsidiaries shall be promptly cancelled, and

(g) the relevant Affiliated Lender shall identify itself as such prior to such assignment.

Notwithstanding the foregoing, (a) the Credit Documentation shall permit (but not require) any Non-Debt Fund Affiliate to contribute any assigned Term Loans to Holdings, the Borrower or any their subsidiaries for purposes of cancelling such Term Loans, (b) each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all Lenders directly and adversely affected thereby and (c) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

In addition, the Credit Documentation shall provide that the Term Loans may be purchased by and assigned to any Debt Fund Affiliate (as defined below) on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures and/or open-market purchases; provided, that for any Required Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

“Non-Debt Fund Affiliate” means the Sponsor and any affiliate of the Sponsor or the Borrower (other than Holdings, the Borrower or any subsidiary of the Borrower).

“Debt Fund Affiliate” means (i) any fund managed by, or under common management with the Sponsor and (ii) any other affiliate of the Sponsor, another investor in Holdings or Holdings that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

Term Sheet – Term Facility

Exhibit B – Page 39

Yield Protection and Taxes:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in the case of each of clauses (i) and (ii), be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented but solely to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions), in each case, subject to customary limitations and exceptions (it being understood that requests for payments on account of increased costs resulting from market disruption shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made a request therefor) and (b) indemnifying the Term Lenders for actual “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

The Credit Documentation shall contain a customary tax gross-up with exceptions to be agreed; it being understood that the gross up obligations shall not apply to U.S. federal withholding taxes imposed as a result of the failure to comply with the requirements of current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or other official guidance or interpretations issued pursuant thereto and any intergovernmental agreements implementing the foregoing.

The Credit Documentation shall (a) contain provisions regarding the timing for asserting a claim in respect of yield protection and/or taxes and (b) solely with respect to increased costs, require that each Lender asserting any such claim certify to the Borrower that it is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities.

Expenses and Indemnification:	The Borrower shall pay:

(a)	if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Agent and the Lead Arrangers incurred on or after the Closing Date within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request, associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Agent, in each case as counsel to the Agent and the Lead Arrangers, taken as a whole (it being understood and agreed that such counsel shall be the law firm representing the Left Lead Arranger), and, if reasonably necessary, of one local counsel in any material relevant local jurisdiction to such persons, taken as a whole), and

Term Sheet – Term Facility

Exhibit B – Page 40

(b)	all reasonable and documented out-of-pocket expenses of the Agent and the Lenders within 30 days of a written demand therefor (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel in any material relevant jurisdiction to such persons, taken as a whole) in connection with the enforcement of the Credit Documentation.

The Agent, the Lead Arrangers and the Lenders (and their respective affiliates and controlling persons (and their respective officers, directors, employees, partners, agents, advisors and other representatives) (each, together with their successors and assigns, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all indemnified persons, taken as a whole, and solely in the case of any such actual or reasonably perceived conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each relevant jurisdiction) incurred in respect of the Term Facility or the use or the proposed use of proceeds thereof, except to the extent (a) they are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of, or material breach of the Credit Documentation by, such indemnified person or any of such indemnified person’s affiliates, controlling persons or its or their respective directors, officers, employees, partners, agents, advisors or other representatives, or (b) they have arisen from any dispute solely among the indemnified persons (other than any claims against an indemnified person in its capacity as the Agent or Lead Arranger) that does not arise out of any act or omission of Holdings, the Borrower, or any of their respective subsidiaries.

Term Sheet – Term Facility

Exhibit B – Page 41

None of the indemnified persons, Holdings or any of its affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the Term Facility (including the use or intended use of the proceeds of the Term Facility) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit the indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

Governing Law and Forum:	New York; provided, that, (a) any Credit Documentation that governs security interests and lien in the Collateral shall be governed by the laws of the jurisdiction in which such security interest and/or lien is intended to be created or perfected (subject to the terms hereof) and (b) notwithstanding the governing law provisions of the Credit Documentation, it is understood and agreed that (i) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Agent and the Lead Arrangers:	Davis Polk & Wardwell LLP

Term Sheet – Term Facility

Exhibit B – Page 42

Annex I to Exhibit B

INTEREST RATES

Interest Rate Options:	The Borrower may elect that the Term Loans bear interest at a rate per annum equal to (a) ABR, which shall not be less than 1.00%, plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate, which shall not be less than 0.00% per annum, plus the Applicable Margin.

As used herein:

“Applicable Margin” means (a) 3.50% in the case of ABR Loans and (b) 4.50% in the case of Eurodollar Loans.

Upon the occurrence and during the continuance of any payment or bankruptcy (with respect to the Borrower) event of default, overdue amounts shall bear interest, to the fullest extent permitted by law, at (a) in the case of principal and interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (b) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to Term Loans maintained as ABR Loans from time to time.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Rate Basis:	All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the “prime rate”).

LIBOR Replacement:	If the Agent determines that adequate and reasonable means do not exist for determining the interest rate applicable to Eurodollar Loans (including because the London interbank offered rate component of the Eurodollar Rate (“LIBOR”) is not published on a current basis or is otherwise not available), and that such circumstances are unlikely to be temporary, or if the supervisor for the administrator of LIBOR (or a governmental authority having jurisdiction over the Agent) has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall agree on an alternate rate of interest to LIBOR subject to LIBOR replacement provisions to be agreed and to be set forth in the Credit Documentation.

Term Sheet – Term Facility

Annex I to Exhibit B – Page 1

EXHIBIT C

PROJECT BOOM

CONDITIONS

The availability and initial funding of the Term Facility on the Closing Date shall be subject to the satisfaction (or waiver by the Initial Lenders) of solely the following conditions (subject in each case to the Limited Conditionality Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A or B (including the Annexes thereto) attached thereto.

1.	The Credit Documentation shall have been executed and delivered by each of the Loan Parties party thereto, and the Commitment Parties shall have received:

(a)	customary closing certificates, borrowing notices and legal opinions, corporate documents and resolutions/evidence of authority for the Loan Parties; and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings in the form attached as Annex I hereto, certifying that Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

2.	The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (unless such Specified Representations and Specified Merger Agreement Representations relate to an earlier date, in which case, such Specified Representations and Specified Merger Agreement Representations shall have been true and correct in all material respects as of such earlier date); provided that the foregoing materiality qualifier shall not be applicable to any representations qualified or modified by materiality; provided, further, that to the extent any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Merger Agreement) for purposes of the making or deemed making of such Specified Representation on or as of the Closing Date (or any date prior thereto).

3.	Prior to or substantially concurrently with the funding of the initial borrowings under the Term Facility contemplated by the Commitment Letter, Merger Sub shall have received the Equity Contributions in accordance with their terms.

4.	Substantially concurrently with the funding of the initial borrowings under the Term Facility, the Acquisition shall be consummated in accordance with the terms of the Agreement and Plan of Merger with respect to the Acquisition (together with the exhibits and disclosure schedules thereto, the “Merger Agreement”), dated as of September 7, 2018, among Holdings, Buyer, Intermediate Holdings, Merger Sub, Industrea Merger Sub, the Target, and PGP Investors, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative thereunder, but without giving effect to any amendments, waivers or consents by Holdings or the Borrower that are materially adverse to the interests of the Initial Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers so long as such decrease is allocated (i) first, to reduce the Equity Contributions and/or the Buyer Trust Funds (as determined by the Buyer) such that the Equity Contributions, together with the Buyer Trust Funds and Rollover Equity, represents the Minimum Equity Contribution Percentage, and (ii) thereafter, to reduce the Equity Contributions and Buyer’s Trust Funds (as determined by the Buyer) and the Term Facility on a pro rata, dollar-for-dollar basis, (b) any increase in the purchase price shall not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by amounts permitted to be drawn under the Term Facility or the Equity Contributions (without reducing the percentage otherwise required to be contributed pursuant to the definition thereof) and (c) any amendment or modification of the definition of “Material Adverse Effect” (as defined in the Merger Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the interests of the Initial Lenders or the Lead Arrangers).

Conditions

Exhibit C – Page 1

5.	The Refinancing shall have been consummated substantially concurrently with the initial borrowings under the Term Facility.

6.	The execution and delivery by the parties thereto of the definitive credit documentation in connection with the ABL Facility consistent in all material respects with the terms set forth in the ABL Commitment Letter (as in effect on the date hereof) shall have occurred, and the ABL Facility shall be effective.

7.	Since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect on the Target.

8.	The Lead Arrangers shall have received (a) an audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows of the Target as of the end of and for the fiscal years ended on or about October 31, 2015, October 31, 2016 and October 31, 2017 and each subsequent fiscal year ended at least 90 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Target for the fiscal quarters ended on or about April 30, 2018 and each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (or, if such fiscal quarter is the last fiscal quarter of a fiscal year, 90 days prior to the Closing Date) and (c) a pro forma consolidated balance sheet and related pro forma statement of income of Holdings as of the last day of and for the four fiscal quarters ended on the last date for which financial statements pursuant to clause (b) were most recently required (the “Pro Forma Financial Statements”), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income). The information described under clauses (a), (b) and (c) of this paragraph 8 shall be defined as the “Required Financial Statements.”

9.	Subject to the provisions of the Intercreditor Agreement, all documents and instruments necessary to establish that the Agent will have perfected security interests (subject to liens permitted under the relevant Credit Documentation) in the Collateral under the Term Facility shall have been executed (to the extent applicable) and delivered to the applicable Agent and, if applicable, be in proper form for filing.

10.	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter (in the case of this clause (b), to the extent invoiced at least 3 business days prior to the Closing Date or such later date to which the Borrower may agree), shall, in each case, have been paid (which amounts may be offset against the proceeds of the Term Facility).

11.	The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (including, without limitation, the Beneficial Ownership Certification), that has been reasonably requested by any Initial Lender at least 10 business days in advance of the Closing Date.

Conditions

Exhibit C – Page 2

12.	The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive Business Days (as defined in the Merger Agreement) (ending no later than the business day immediately prior to the Closing Date) commencing upon delivery of the Required Bank Information (as defined below) to syndicate the Term Facility; provided, that (a) (1) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (i) the Target’s independent accountants shall have withdrawn their audit opinion with respect to any of the Required Financial Information, in which case, the Marketing Period shall not be eligible to commence (and, for the avoidance of doubt, shall be deemed not to have commenced) unless and until a new audit opinion (without material qualifications), prepared in accordance with the PCAOB, is issued with respect thereto by the Target’s independent accountants, or (ii) the Target shall have announced any intention to restate any financial statements or financial information included in the Required Financial Information, in which case the Marketing Period shall not be eligible to commence unless and until such restatement has been completed and the relevant Required Financial Information has been amended or the Target has reasonably determined that no restatement shall be required and (2) the delivery of additional financial statements (whether or not such additional financial statements constitute Required Financial Statements) shall not cause the Marketing Period to restart once it has begun and once the Marketing Period has commenced upon the delivery of the Required Bank information (as determined on the date of such delivery), no such additional financial information shall be required to be delivered to satisfy completion of the Marketing Period, and (b) (1) such Marketing Period shall not include November 21, 2018 or November 23, 2018 and (2) if the Marketing Period shall not have been completed on or prior to December 21, 2018, then such Marketing Period shall not commence until January 7, 2019.

If the Borrower shall in good faith reasonably believe that it has delivered the Required Bank Information, the Borrower may deliver to the Lead Arrangers written notice to that effect (stating when the Borrower believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered such Required Bank Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of such Required Bank Information and, within two Business Days (as defined in the Merger Agreement) after their receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity what Required Bank Information the Borrower has not delivered) (provided that, it is understood that the delivery of such written notice from the Lead Arrangers or the Borrower’s failure to deliver a notice that the Borrower delivered the Required Bank Information, in each case, will not prejudice the Borrower’s right to assert that the Required Bank Information has been delivered); provided further that in the event that it is determined that the delivery of the Required Bank Information was complete on the date stated in the initial notice from the Borrower, the Marketing Period shall continue to be deemed to have commenced on such date.

For purposes of this paragraph 12, the term “Required Bank Information” shall mean (a) the Required Financial Statements and (b) all other financial and business information regarding the Target and its subsidiaries and customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured term loan financings of this nature (it being understood and agreed that such information shall not include any information customarily provided by an investment bank in the preparation of such a confidential information memorandum).

Conditions

Exhibit C – Page 3

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[●][●], 2018

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1, (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of Holdings, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of Holdings and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the [Borrower Representative] pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of Holdings and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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1 Describe Credit Agreement.

Conditions

Annex I to Exhibit C – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:

Name: [●]
Title: [Chief Financial Officer/equivalent officer]

Conditions

Annex I to Exhibit C – Page 2